UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 26, 2021

AutoWeb, Inc.
(Exact name of registrant as specified in its charter)
Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
400 North Ashley Drive, Suite 300 Tampa, Florida 33602-4314
(Address of principal executive offices) (Zip Code)
(949) 225-4500
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AUTO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Grant of Restricted Stock Awards

On February 26, 2021, the Compensation Committee (“Compensation Committee”) of the Board of Directors (“Board”) of AutoWeb, Inc. (“Company”) approved awards of shares of the Company’s common stock, $0.001 par value per share, in the form of restricted stock (“Restricted Stock”) pursuant to the AutoWeb, Inc. 2018 Equity Incentive Plan (“Plan”) effective February 26, 2021. Mr. Michael A. Sadowski, the Company’s Executive Vice President, Chief Financial Officer, and Mr. Daniel R. Ingle, the Company’s Executive Vice President, Chief Operating Officer were awarded twenty thousand (20,000) shares of Restricted Stock and forty-five thousand (45,000) shares of Restricted Stock, respectively.

In addition, on March 3, 2021, the Compensation Committee recommended to the Board, and the Board approved, an award of eighty-five thousand (85,000) shares of Restricted Stock pursuant to the Plan to Mr. Jared R. Rowe, the Company’s President and Chief Executive Officer, with the award to be effective as of March 3, 2021.

The shares of Restricted Stock awarded to Messrs. Rowe, Ingle and Sadowski are subject to forfeiture restrictions that lapse with respect to one-third (1/3rd) of the Restricted Stock on each of the first, second, and third anniversaries of the date the Restricted Stock was granted, as applicable. Further, the forfeiture restrictions on the Restricted Stock shall lapse upon: (i) the termination of the employee’s employment with the Company: (1) by the Company without cause or by reason of the employee’s death or disability or (2) by the employee for good reason, or (ii) a change in control of the Company, unless, as provided in the award agreements, the awards are assumed or substituted by the successor entity and the employee’s employment is not terminated by the successor entity for cause or by the employee without good reason within twenty-four months of the change in control (with the forfeiture restrictions lapsing if the employee’s employment is terminated by the successor entity without cause or by the employee with good reason within twenty-four months of the change in control).

Amendments to Severance Benefits Agreements

Additionally, the Compensation Committee approved amendments to Mr. Sadowski’s Severance Agreement dated as of November 30, 2020 and Mr. Ingle’s Severance Benefits Agreement dated as of January 16, 2019 (together, the “Severance Benefits Agreements”). The amendments to the Severance Benefits Agreement now provide that if Mr. Sadowski or Mr. Ingle, as applicable, is terminated by the Company without cause or by the applicable individual with good reason, the applicable individual’s severance benefits period is increased from 6 months to 12 months, which would entitle the applicable individual to: (i) a lump sum payment equal to 12 months of the applicable individual’s base annual salary; and (ii) continuation of the applicable individual’s health and welfare insurance benefits for 12 months.

In addition, Mr. Sadowski and Mr. Ingle, as applicable, will be entitled to receive: (i) in the case of a termination of employment by the Company without cause or by the applicable individual with good reason, and not in connection with or within 18 months following a change of control of the Company, a lump sum payment equal to the applicable individual’s annual incentive compensation payout under the then-current annual incentive compensation plan based on actual performance for the entire performance period, prorated for the amount of time the applicable individual was employed by the Company prior to the date of termination during such performance period (“Actual Incentive Compensation Payout”); or (ii) in the case of a termination of employment by the Company without cause or by the applicable individual with good reason, and in connection with or within 18 months following a change of control of the Company, a lump sum payment equal to the applicable individual’s annual incentive compensation payout based on the applicable individual’s annual incentive compensation target payout, prorated for the amount of time the applicable individual was employed by the Company prior to the date of termination during such performance period (“Target Incentive Compensation Payout”) plus, if the Actual Incentive Compensation Payment is more than the Target Incentive Compensation Payment, then the applicable individual will receive an additional lump sum payment equal to the difference between the Actual Incentive Compensation Payment and the Target Incentive Compensation Payment.

The foregoing descriptions of Mr. Sadowski’s and Mr. Ingle’s terms of severance benefits are not complete and are qualified in their entirety by reference to the Amended and Restated Severance Benefits Agreements, which are filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)
Exhibits

10.1
Amended and Restated Severance Benefits Agreement between Michael A. Sadowski and AutoWeb, Inc. dated March 3, 2021.
10.2
Amended and Restated Severance Benefits Agreement between Daniel R. Ingle and AutoWeb, Inc. dated March 3, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 4, 2021
AUTOWEB, INC.
By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal Officer and Secretary